Exhibit (a)(5)(B)

Merck
Media Contact:	Ian McConnell (908) 423-3046	Investor Contact:	Carol Ferguson or Joe Romanelli/ (908) 423-5088

Inspire Pharmaceuticals, Inc.
	Cara Amoroso (919) 287-1266		Jenny Kobin (919) 287-1219

Merck and Inspire Announce Expiration of Hart-Scott-Rodino Act Waiting Period
Relating to Tender Offer for Shares of Inspire

WHITEHOUSE STATION, N.J. and RALEIGH, N.C., April 28, 2011 – Merck (NYSE:MRK), known as MSD outside the United States and Canada, and Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) today announced that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR") has expired in connection with the previously announced cash tender offer made by Monarch Transaction Corp., a wholly owned subsidiary of Merck, to purchase all of the outstanding shares of common stock of Inspire.

    As previously announced on April 15, 2011, Merck commenced, through Monarch Transaction Corp., its tender offer for all outstanding shares of Inspire for $5.00 per share in cash without interest and less any applicable withholding taxes. The tender offer is being made pursuant to an offer to purchase and related letter of transmittal, each dated April 15, 2011, and an Agreement and Plan of Merger, dated as of April 5, 2011, by and among Merck, Monarch Transaction Corp. and Inspire.

    The expiration of the HSR waiting period satisfies one of the conditions necessary for the consummation of the tender offer. The tender offer and withdrawal rights are scheduled to expire at 12:00 midnight, New York City Time, on May 12, 2011, unless extended in accordance with the definitive agreement and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). Consummation of the tender offer remains subject to other customary conditions described in the tender offer statement on Schedule TO filed with the SEC on April 15, 2011 (as amended), including the tender of a majority of the outstanding shares of Inspire's common stock, determined on a fully diluted basis.

    The Depositary for the tender offer is Computershare, Inc., c/o Voluntary Corporate Actions, P.O. Box 43011, Providence, RI 02940-3011. The Information Agent for the tender offer is Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038. The tender offer materials may be obtained at no charge by directing a request by mail to Georgeson Inc. or by calling toll-free at (800) 279-6913, and may also be obtained at no charge at the website maintained by the SEC at www.sec.gov.

About Inspire

    Inspire is a specialty pharmaceutical company focused on developing and commercializing ophthalmic products. Inspire's specialty eye care sales force generates revenue from the promotion of AZASITE® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis. Inspire receives royalties based on net sales of RESTASIS® (cyclosporine ophthalmic emulsion) 0.05% and DIQUAS™ Ophthalmic Solution 3% (diquafosol tetrasodium) in Japan. For more information, visit www.inspirepharm.com.

About Merck

    Today's Merck is a global healthcare leader working to help the world be well. Merck is known as MSD outside the United States and Canada. Through our prescription medicines, vaccines, biologic therapies, and consumer care and animal health products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to healthcare through far-reaching policies, programs and partnerships. For more information, visit www.merck.com.

Notice to Investors

This release is neither an offer to purchase nor a solicitation of an offer to sell securities. The offer to buy the outstanding shares of common stock of Inspire is being made pursuant to a tender offer statement on Schedule TO containing an offer to purchase, form of letter of transmittal and related materials filed by Monarch Transaction Corp. with the SEC on April 15, 2011. Inspire has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer with the SEC. The tender offer statement (including the offer to purchase, related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement, as they may be amended from time to time, contain important information that should be read carefully before making any decision to tender securities in the tender offer. These materials have been or will be sent free of charge to all stockholders of Inspire. Investors may also obtain a free copy of these materials (and all other tender offer documents filed with the SEC) on the SEC's website: www.sec.gov. The Schedule TO (including the offer to purchase and related materials) and the Schedule 14D¬9 (including the solicitation/recommendation statement), may also be obtained for free by contacting Georgeson Inc., the information agent for the tender offer, toll-free at (800) 279-6913.

Merck Forward-Looking Statement

    This news release includes "forward-looking statements". Forward-looking statements are statements that are not historical facts. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

    The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period; the impact of pharmaceutical industry regulation and health care legislation; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; Merck's ability to accurately predict future market conditions; dependence on the effectiveness of Merck's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the United States and internationally and the exposure to litigation and/or regulatory actions.

    Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck's 2010 Annual Report on Form 10-K and the company's other filings with the Securities and Exchange Commission (SEC) available at the SEC's Internet site (www.sec.gov).

Inspire Forward-Looking Statement

    The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including: statements regarding the expected completion of the tender offer or merger, including the timing thereof, and satisfaction of the conditions necessary for the consummation of the tender offer; Inspire’s ability to develop and commercialize its ophthalmology business; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Inspire stockholders will tender their stock in the tender offer; the risk that competing offers will be made; the possibility that various closing conditions for the tender offer or merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer or merger; the effects of disruption from the tender offer or merger, making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Inspire's control; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in documents filed with the SEC by Inspire. Inspire does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.

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